                                 EXHIBIT 10.11

                      AGREEMENT AND PLAN OF REORGANIZATION


                                  By and Among


                              SIGMA DESIGNS, INC.,


                            SIGMA ACQUISITION CORP.


                                      and


                           ACTIVE DESIGN CORPORATION


                          Dated as of April 23, 1996

     AGREEMENT AND PLAN OF REORGANIZATION, dated as of April 23, 1996, among SIGMA DESIGNS, INC., a California corporation ("Sigma"), SIGMA ACQUISITION CORP., a California corporation and a wholly-owned subsidiary of Sigma ("Sub"), and ACTIVE DESIGN CORPORATION, a California corporation ("Active Design") (the "Agreement").

     INTENDING TO BE LEGALLY BOUND, and in consideration of the promises and mutual covenants and agreements contained herein, Sigma, Sub and Active Design hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

     1.1  Merger; Effective Time of the Merger. Subject to the terms and
          ------------------------------------
conditions of this Agreement and of the Agreement and Plan of Merger dated the date hereof and attached hereto as Exhibit A (the "Merger Agreement"), Sub will be merged with Active Design (the "Merger") in accordance with the California General Corporation Law. The Merger Agreement provides, among other things, the method of effecting the Merger and the manner and basis of converting each issued and outstanding share of capital stock of Active Design into shares of Common Stock of Sigma ("Sigma Common Stock"). The Merger Agreement shall be executed by Active Design, Sigma and Sub concurrently with the execution of this Agreement.

     Subject to the provisions of this Agreement and the Merger Agreement, the Merger Agreement, together with required officers' certificates, shall be filed in accordance with the California

General Corporation Law on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon confirmation of such filing of the Merger Agreement and such officers' certificates. The date of confirmation of such filing being hereinafter referred to as the "Effective Date of the Merger" and the time of confirmation of such filing is hereinafter referred to as the "Effective Time of the Merger" or the time of "effectiveness."

     1.2  Closing.  The closing of the Merger (the "Closing") will take place as
          -------
soon as practicable on the later of (i) the date of the Active Design Shareholders' approval referred to in Section 5.1(a) or (ii) the first business day after satisfaction or waiver of the latest to occur of the conditions set forth in Article V (the "Closing Date"), at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304, unless a different date or place is agreed to in writing by the parties hereto.

     1.3  Effects of the Merger.  At the Effective Time of the Merger, (i) the
          ---------------------
separate existence of Sub shall cease and Sub shall be merged with and into Active Design (Sub and Active Design are sometimes referred to herein as the "Constituent Corporations" and Active Design after the Merger is sometimes referred to herein as the "Surviving Corporation"), (ii) the Articles of Incorporation of Sub shall be the Articles of Incorporation of the Surviving Corporation, except that such Articles shall be amended to provide that the name of the corporation is Active Design Corporation, (iii) the Bylaws of Sub shall be the Bylaws of the Surviving Corporation, (iv) the directors of Sub shall be the directors of Active Design, (v) the officers of Active Design shall remain the officers of the Surviving Corporation; and (vi) the Merger shall, from and after the Effective Time of the Merger, have all the effects provided by applicable law.

     1.4  Tax-Free Reorganization. The Merger is intended to be a reorganization
          -----------------------
within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

                                  ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1  Effect on Capital Stock. As of the Effective Time of the Merger, by
          -----------------------
virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Active Design:

          (a) Capital Stock of Sub. All issued and outstanding shares of capital
              --------------------
stock of Sub shall be converted into 1,000 shares of Common Stock of Active Design. Each stock certificate of Active Design evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (b) Conversion of Capital Stock of Active Design.  All issued and
              --------------------------------------------
outstanding shares of capital stock of Active Design (other than the 1,000 shares of capital stock of Sub which are converted into shares of Common Stock of the Surviving Corporation pursuant to Section 2.1(a) and those shares held by persons exercising dissenters' rights in accordance with Chapter 13 of the California General Corporation Law ("Dissenting Shares")) shall be converted and exchanged, without any action on the part of the holders thereof, in the following manner:

     Concurrent with the Effective Time of the Merger, the holders of outstanding shares of Active Design Common Stock and Preferred Stock (together, the "Active Design Capital Stock") shall, subject to the same terms and conditions upon which they received the existing Active Design Capital Stock, have a right to receive newly issued shares of Common Stock of Sigma (the "Exchange Shares") such that one share of Active Design Capital Stock outstanding prior to the Merger shall be exchanged for a 0.22 share of Sigma Common Stock, all shares of Active Design Capital Stock being exchanged for an aggregate of 1,123,760 shares of Sigma Common Stock.

     The ratio pursuant to which each share of Active Design Capital Stock will be exchanged for 1,123,760 shares of Sigma Common Stock, determined in accordance with the foregoing provisions, is hereinafter referred to as the "Exchange Ratio."

          (c) Escrow. Of the 1,123,760 shares issued pursuant to Section 2.1(b),
              ------
101,138 shares shall be placed into escrow (the "Escrow Fund") and subject to the Escrow Agreement, attached hereto as Exhibit B, pursuant to Sections 3.1, 7.2, 7.3, 7.4, 7.5 and 7.6, without any act of any shareholder of Active Design. Such shares shall remain in escrow until the earlier to occur of (i) the first anniversary date of the Effective Time or (ii) the date Sigma has received a signed opinion from its independent auditors certifying Sigma's financial statements for the year ending January 31, 1997 (the "1997 Audit Date"), but shall not terminate as to any claim asserted in good faith prior to such date and shall be subject to the Escrow Agreement. The Escrow Agreement provides that the shares are subject to any rights or claims which Sigma may have against Active Design with respect to the representations and warranties made by Active Design in Sections 3.1(b) and (j) herein.

          (d) Dissenters' Rights. If holders of capital stock of Active Design
              ------------------
are entitled to dissenters' rights in connection with the Merger under Chapter 13 of the California General Corporation Law, any Dissenting Shares shall not be converted into Sigma Common Stock but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the law of the State of California.

          (e) Fractional Shares. No fraction of a share of Sigma Common Stock
              -----------------
will be issued, but in lieu thereof each holder of shares of Active Design Capital Stock who would otherwise be entitled to a fraction of a share of Sigma Common Stock (after aggregating all fractional shares of Sigma Common Stock to be received by such holder) shall receive from Sigma an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of Sigma Common Stock for the ten most recent days that Sigma Common Stock has traded, ending on the trading day immediately prior to the Effective Time, as reported on the NASDAQ National Market System.

          (f) Registration Rights.  The holders of Exchange Shares shall be
              -------------------
entitled to one request registration of the Exchange Shares on Form S-3 but no sooner than three months after the closing. The closing is presently anticipated to be April 19, 1996. The terms and conditions of the request registration shall be evidenced by a Registration Rights Agreement in a form substantially similar to that attached hereto as Exhibit C.

     2.2  Exchange of Shares.
          ------------------
          (a) No Further Ownership Rights in Active Design Capital Stock.  All
              ----------------------------------------------------------
Sigma Common Stock delivered upon the surrender for exchange of shares of Active Design Capital Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Active Design Capital Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Active Design Capital Stock which were outstanding immediately prior to the Effective Time of the Merger.

     2.3  Active Design Stock Options. Upon the Closing, Sigma shall assume each
          ---------------------------
and every outstanding option for shares of Active Design Common Stock issued pursuant to the Active Design Stock Option Plan (an "Active Design Option") and all obligations of Active Design under the Active Design Stock Option Plan relating to the Active Design Options. Each and every assumed Active Design Option (an "Assumed Option") shall continue to be on the same terms and conditions of the corresponding Active Design Option except that (i) it will be exercisable for that number of whole shares of Sigma Common Stock equal to the product obtained by multiplying the number of shares of Active Design Common Stock subject to such Active Design Option immediately prior to closing by the Exchange Ratio and rounded down to the nearest whole number and (ii) the per share exercise price for the shares of Sigma Common Stock issuable upon exercise of an Assumed Option shall be determined by dividing the per share exercise price under the corresponding Active Design Option by the Exchange Ratio, and rounding the exercise price up to the nearest whole cent. Sigma shall issue to each holder of an outstanding Active Design Option a document evidencing the Assumed Option after the Closing Date. The right to receive the Assumed Option may not be assigned or transferred in any manner except by operation of law, by will or by the laws of descent. Any attempted assignment in violation of this Section shall be void.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1  Representations and Warranties of Active Design. Except as disclosed
          -----------------------------------------------
in a document referring specifically to the representations and warranties in this Agreement which identifies the section and subsection to which such disclosure relates and which is delivered by Active Design to Sigma prior to the execution of this Agreement (the "Active Design Disclosure Schedule," attached hereto as Exhibit D), Active Design represents and warrants to Sigma and Sub as set forth below.

          (a) Organization, Standing and Power.  Active Design is a corporation
              --------------------------------
duly organized, validly existing and in good standing under the laws of California, and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Active Design is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a material
adverse effect on its business condition.   Active Design has no subsidiaries or
any direct or indirect equity interest in or loans to any partnership, corporation, joint venture, business association or other entity. Active Design has delivered to Sigma current, complete and correct copies of the Articles of Incorporation and Bylaws of Active Design as amended to the date hereof.

          (b) Capital Structure.  The authorized capital stock of Active Design
              -----------------
consists of 1,608,000 shares of Common Stock, without par value, 3,500,000 shares of Series A Preferred Stock, without par value, and options to purchase 1,092,000 shares of Common Stock. The outstanding shares of Series A Preferred Stock are convertible into an aggregate of 3,500,000 shares of Common Stock of Active Design. All outstanding shares of Active Design Common Stock and

Preferred Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Active Design's Articles of Incorporation or Bylaws or any agreement to which Active Design is a party or by which Active Design is bound. Except for the shares and options identified above, there are no shares, options, warrants, calls, conversion rights, commitments or agreements of any character to which Active Design is a party or by which it may be bound that do or may obligate Active Design to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Active Design or that do or may obligate Active Design to grant, extend or enter into any such share, option, warrant, call, conversion right, commitment or agreement.

          (c) Authority.  Active Design has all requisite corporate power and
              ---------
authority to enter into this Agreement and the Merger Agreement and, subject to approval of this Agreement and the Merger Agreement by the shareholders of Active Design, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement, the performance by Active Design of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Active Design, and have been unanimously approved by the Board of Directors of Active Design. No other corporate proceeding on the part of Active Design is necessary to authorize this Agreement or the Merger Agreement or the performance of Active Design's obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, other than the approval of the Merger by Active Design's shareholders. This Agreement and the Merger Agreement have been duly executed and delivered by Active Design and constitute legal, valid and binding obligations of Active Design enforceable against Active Design in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally. The execution and delivery of this Agreement and the Merger Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not result in any breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of a material lien or encumbrance on any of the properties or assets of Active Design pursuant to any material agreement, contract, note, or license to which Active Design is a party or by which Active Design or any of its properties or assets may be bound or affected.

          (d) Financial Statements.  Active Design has furnished Sigma with its
              --------------------
unaudited financial statements for the period from inception until February 29, 1996, including a balance sheet of Active Design at February 29, 1996 and the related statement of income. The foregoing financial statements are referred to collectively as the "Active Design Financial Statements." The Active Design Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied (except that the Active Design Financial Statements related thereto do not contain full notes), and fairly present the financial position of Active Design at the date thereof and the results of their operations and changes in financial position for the periods then ended.

          (e) No Defaults.  Active Design has not received notice that it would
              -----------
be with the passage of time, in default or violation of any material term, condition or provision of any material agreement, note, or license to which Active Design is a party or by which Active Design or its properties or assets may be bound.

          (f) Litigation.  There is no action, suit, proceeding, claim or
              ----------
investigation pending or, to the best knowledge of Active Design, threatened, against Active Design which could, individually or in the aggregate, have a material adverse effect on the Business Condition of Active Design.

          (g) Absence of Undisclosed Liabilities.  Active Design has no
              ----------------------------------
liabilities or obligations (whether absolute, accrued or contingent, and whether or not determined or determinable) of a character which, under generally accepted accounting principles, should be accrued, shown, disclosed or indicated in a balance sheet of Active Design, except liabilities, obligations or contingencies which in the aggregate are not more than $10,000 more than the aggregate of all liabilities, obligations and contingencies accrued or reserved against in the Active Design Financial Statements.

          (h) Major Contracts.  Active Design has provided to Sigma a list of
              ---------------
all material contracts to which it is a party as a part of the Active Design Disclosure Schedule, attached hereto as Exhibit E. Copies of all such contracts have been provided to Sigma.

          (i) Interests of Officers.  None of Active Design's officers or
              ---------------------
directors has any material interest in any property, real, personal, tangible or intangible, used in or pertaining to its business, including any interest in the Active Design Intellectual Property Rights, except for rights as a shareholder.

          (j) Technology.  Active Design owns, or is licensed or otherwise
              ----------
entitled to use rights to all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, designs, net lists, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that in any material respect are used or currently proposed to be used in the business of Active Design (the "Active Design Intellectual Property Rights"). Active Design is not, and as a result of the execution and delivery of this Agreement or the performance of Active Design's obligations hereunder will not be, in violation of any material license, sublicense or agreement described in the Active Design Material Contract Schedule as described in 3.1(h). Active Design is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), the Active Design Intellectual Property Rights. No claims with respect to the Active Design Intellectual Property Rights have been asserted or, to the knowledge of Active Design after reasonable investigation, are threatened by any person, nor does Active Design know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale or use of any product as now used or offered or proposed for use or sale by Active Design infringes on any copyright, patent or trade secret,
(ii) against the use by Active Design of any trademarks, trade names, trade secrets, copyrights, technology, know-how or computer software and applications and hardware used in the business of Active Design as currently conducted or as proposed to be conducted, or (iii) challenging the ownership, validity or effectiveness of any of the Active Design Intellectual Property Rights. No third party possesses any claim in any way limiting Active Design Intellectual Property Rights, including, but not limited to, claims made by third parties that previously or currently employed or employ any past or present employees or consultants of Active Design. Without limiting the foregoing, Active Design represents that the Product (as defined by the Parties separate and apart from this Agreement), if sold by Active Design or Sigma, will not infringe any intellectual property rights held by any third party and that there will be no reasonable basis for claiming any such infringement.

          (k) Title to Properties; Absence of Liens and Encumbrances; Condition
              -----------------------------------------------------------------
of Equipment.  Active Design has good and valid title to, or, in the case of
- ------------
leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens, charges, pledges, security interests or other encumbrances, except as reflected in the Active Design Financial Statements and except for such imperfections of title and encumbrances, if any, which are not substantial in character, amount or extent, and which do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

          (l) Active Design Employees.  The Active Design Disclosure Schedule
              -----------------------
identifies the employees and/or consultants working exclusively for Active Design and sets forth the job title and each such employee's base salary and anticipated bonus, if any. There have been no stock options or restricted stock awards issued to such employees. None of such employees has indicated to Active Design a present intention to resign or retire.

          (m) Investment Representation.  The holders of Active Design Capital
              -------------------------
Stock hereby represent that they are aware that the shares issued in the Merger will not be registered under the Securities Act of 1933 and may not be sold or transferred in the absence of such a registration or an opinion of counsel to Sigma that such shares may be sold pursuant to an exemption to such registration. The holders of shares to be issued in the Merger represent that they have the ability to evaluate the Sigma shares to be issued in the Merger and have received access to all information requested by them necessary to complete an evaluation of the Sigma shares. Such holders further represent that they are acquiring the Sigma shares for investment purposes and not with a view towards further distribution and that they recognize that the availability of an exemption from the Securities Act for the issuance of shares pursuant to the Merger may depend upon the accuracy of the foregoing representations.

          (n) Disclosure.  No representation or warranty made by Active Design
              ----------
in this Agreement, nor any document, written information, statement, financial statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by Active Design or its representatives pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

     3.2  Representations and Warranties of Sigma and Sub. Except as disclosed
          -----------------------------------------------
in a document referring specifically to the representations and warranties in this Agreement which identifies the section and subsection to which such disclosure relates and which is delivered by Sigma to Active Design prior to the execution of this Agreement (the "Sigma Disclosure Schedule," attached hereto as Exhibit E), Sigma and Sub represent and warrant to, and agree with, Active Design as follows:

          (a) Organization; Standing and Power.  Sigma is a corporation validly
              --------------------------------
existing and in good standing under the laws of California, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.

          (b) Capital Structure.  As of the date hereof the authorized capital
              -----------------
stock of Sigma consists of 20,000,000 shares of Sigma Common Stock, no par value and 2,000,000 shares of Sigma Preferred Stock, no par value. At the close of business on January 31, 1996, approximately 8,724,161 shares of Sigma Common Stock were outstanding, approximately 135,748 shares of Sigma Common Stock were reserved for issuance upon the exercise of outstanding stock options, warrants to purchase 415,920 shares at the exercise price of $7.621 per share had been issued, and no shares of Sigma Preferred Stock were outstanding. All the outstanding shares of Sigma Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights. The shares of Sigma Common Stock issuable in connection with the Merger are duly authorized and reserved for issuance and, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights. As of the date hereof, the authorized capital stock of Sub consists of 1,000 shares of Common Stock, without par value, all of which are validly issued, fully paid and nonassessable and owned by Sigma. Except for the shares listed above issuable pursuant to Sigma stock options, and warrants, there are not any options, warrants, calls, conversion rights, commitments or agreements of any character to which Sigma or any Subsidiary of Sigma is a party or by which any of them may be bound obligating Sigma or any Subsidiary of Sigma to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Sigma or of any Subsidiary of Sigma or obligating Sigma or any Subsidiary of Sigma to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement. In this Agreement, a "Subsidiary" means a corporation or other entity whose voting securities are owned or are otherwise controlled directly or indirectly by a parent corporation or other intermediary entity in an amount sufficient to elect at least a majority of the Board of Directors or other managers of such corporation or other entity.

          (c) Authority.  Sigma and Sub have all requisite corporate power and
              ---------
authority to enter into this Agreement and to consummate the transactions contemplated hereby and by the Merger Agreement. Sub has all requisite corporate power and authority to enter into the Merger Agreement. The execution and delivery by Sigma of this Agreement, and by Sub of this Agreement and the Merger Agreement, and the consummation of the transactions contemplated by this Agreement and the Merger Agreement have been duly authorized by all necessary corporate action on the part of Sigma and Sub, respectively. This Agreement has been duly executed and delivered by Sigma and Sub and constitutes a valid and binding obligation of Sigma and Sub enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally.

          (d) SEC Documents; Sigma Financial Statements.  Sigma has furnished
              -----------------------------------------
Active Design with a true and complete copy of each Form 10-K and 10-Q filed by Sigma with the SEC since January 1, 1995 (the "Sigma SEC Documents"). As of their respective filing dates, the Sigma SEC Documents complied in all material respects with the requirements of the Exchange Act and none of the Sigma SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Sigma SEC Document.

          (e) Litigation.  There is no action, suit, proceeding, investigation
              ----------
or claim pending or, to the best knowledge of Sigma, threatened against Sigma or any of its Subsidiaries which could, individually or in the aggregate, have a material adverse effect on the business condition of Sigma and its Subsidiaries taken as a whole, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.

          (f) Disclosure.  No representation or warranty made by Sigma in this
              ----------
Agreement, nor any document, written information, statement, financial statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by Sigma or its representatives pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. To the knowledge of Sigma after reasonable inquiry, there is no event, fact or condition that materially and adversely affects the Business Condition of Sigma and its Subsidiaries taken as a whole, or that reasonably could be expected to do so, that has not been set forth in this Agreement or in the Sigma Disclosure Schedule.

                                  ARTICLE IV
                             ADDITIONAL AGREEMENTS

     4.1  Additional Agreements.  During the period from the date of this
          ---------------------
Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time of the Merger, the parties hereto agree (except to the extent that the parties hereto shall otherwise consent in writing) that:

          (a) Active Design Conduct.  Active Design shall carry on its business
              ---------------------
in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present employees and preserve its relationships with customers, suppliers, distributors, developers, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time of the Merger. Active Design shall promptly notify Sigma of any event or occurrence or event not in the ordinary course of business of Active Design and any event which could have a material and adverse effect on the business condition of Active Design taken as a whole. Except as expressly contemplated by this Agreement or the Active Design Disclosure Schedule, Active Design shall not, without the prior written consent of Sigma:

              (i) Enter into any commitment or transaction not in the ordinary course of business (x) to be performed over a period longer than one month in duration, or (y) to purchase fixed assets for a purchase price in excess of $1,000;

              (ii) Grant any severance or termination pay to any director or to any employee;

              (iii) Transfer or license to any person or entity, or in any way encumber, any rights to the Active Design Intellectual Property Rights;

              (iv) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Active Design, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock .

              (v) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities.

              (vi) Cause or permit any amendments to its Articles of Incorporation or Bylaws other than as proposed in this Agreement or as requested in writing by Sigma;

              (vii) Adopt any option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees or terminate any employees.

          (b) Sigma Conduct.  Sigma shall promptly notify Active Design of any
              -------------
event or occurrence or event which is not in the ordinary course of business of Sigma or its Subsidiaries and which is material and adverse to the business condition of Sigma and its Subsidiaries taken as a whole. Sigma shall not without the prior consent of Active Design (i) amend its Articles of Incorporation in any manner which would materially adversely affect the rights of holders of Sigma Common Stock, or (ii) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock of any class or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it or any of its Subsidiaries to issue any such shares or other convertible securities, except as proposed in this Agreement and except for the issuance or proposed issuance of shares of its capital stock or options to purchase shares of its capital stock pursuant to its 1995 Stock Option Plan.

          (c) Exclusivity; Acquisition Proposals.  Unless and until this
              ----------------------------------
Agreement shall have been terminated by either party pursuant to Section 6.1 hereof, Active Design shall not, directly or indirectly, through any of its officers, directors, agents, representatives or affiliates, solicit, encourage, initiate or entertain any proposals or offers from, engage in any negotiations or discussions with, or provide any information to any party other than Sigma and its designees relating to the acquisition of Active Design by merger, consolidation, purchase of all or substantially all of Active Design's assets, tender or exchange offer, stock purchase or other business combination (each of the foregoing, an "Acquisition"), or a proposal or offer from any party other than Sigma and its designees to purchase equity securities of Active Design.

          (d) Consents.  Each of Sigma and Active Design shall promptly apply
              --------
for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, and Active Design shall use its best efforts to obtain all necessary consents, waivers and approvals under any of Active Design's material agreements, contracts, licenses or leases in connection with the Merger.

          (e) Support of Merger by Certain Shareholders.  Simultaneously with
              -----------------------------------------
execution of the Merger Agreement, all directors and officers of Active Design who are shareholders shall execute an agreement to vote their Active Design Capital Stock in favor of the transactions contemplated hereby and the Merger Agreement in a form substantially similar to that attached hereto as Exhibit F.

          (f) Affiliate Agreements.  Active Design Disclosure Schedule D sets
              --------------------
forth those persons who are, in Active Design's reasonable judgment, "affiliates" of Active Design within the meaning of Rule 145 (each such person who is an "affiliate" of Active Design within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). Active Design shall provide Sigma such information and documents as Sigma shall reasonably request for purposes of reviewing such list. Active Design shall cause to be delivered to Sigma, concurrently with the execution of this Agreement (and in each case prior to the Effective Time) from each of the Affiliates an executed Affiliate Agreement in the form attached hereto as Exhibit G. Sigma and Merger Sub shall be entitled to place appropriate legends on the certificates evidencing any Sigma Capital Stock to be received by such Affiliates of Active Design pursuant to the terms of this

Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Sigma Common Stock, consistent with the terms of such Affiliates Agreements.

          (g) Statement of Beneficial Ownership.  Prior to the execution of the
              ---------------------------------
Merger Agreement, all shareholders of Active Design shall have executed an agreement delineating the rights of each such shareholder to the capital stock of Active Design (the "Statement of Beneficial Ownership"). The Statement of Beneficial Ownership shall be in a form substantially similar to that attached hereto as Exhibit H.

          (h) Active Design Shareholders' Meeting.  Active Design shall promptly
              -----------------------------------
after the date hereof take all action necessary in accordance with California Law and its Articles of Incorporation and Bylaws to convene an Active Design Shareholders' Meeting on or prior to April 12, 1996 or as soon thereafter as is practicable ("Shareholders' Meeting Date"). Active Design shall consult with Sigma and shall use all reasonable efforts to hold the Active Design Shareholders' Meeting on or prior to such day. Active Design shall use its best efforts to solicit from shareholders of Active Design proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by California Law to effect the Merger.

          (i) Brokers or Finders.  Each of Sigma, Sub and Active Design
              ------------------
represents, as to itself and any Subsidiaries, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

          (j) Issuance of Shares.  Sigma shall, as and when required under this
              ------------------
Agreement and the Merger Agreement, issue and deliver certificates representing the Sigma Common Stock into which the Capital Stock of Active Design outstanding at the Effective Time of the Merger will be converted upon tender of certificates representing capital stock of Active Design.

          (k) Public Announcements.  Sigma and Active Design shall cooperate
              --------------------
with each other prior to releasing information concerning this Agreement and the transactions contemplated hereby, shall furnish to the other drafts of all press releases or other public announcements prior to publication and shall obtain the consent of the other prior to the issuance of press releases or the release of other public announcements.

          (l) Confidentiality.  No party hereto nor any of their respective
              ---------------
Subsidiaries, if any, shall release, publish, reveal or disclose, directly or indirectly, any business or technical information of any other party hereto or any of its Subsidiaries designated orally or in writing as "confidential" or "proprietary" (or in like words), including, but not limited to, systems, processes, formulae, data, functional specifications, computer programs, blueprints, know-how, improvements, discoveries, developments, designs, inventions, techniques, new products, marketing and advertising methods, supplier agreements, customer lists, pricing policies, financial information, projections, forecasts, strategies, budgets or other information related to its business or its customers (hereinafter referred to as "Evaluation Material"), except to a party's directors, officers, employees, financial advisors, legal counsel, independent public accountants or other agents, advisors or representatives as shall require access thereto on a need-to-know basis for the purpose of the transactions contemplated by this Agreement and who shall agree to be bound by the terms of this section. Each party agrees to take all reasonable precautions to safeguard the confidentiality of the other party's Evaluation Material and to exercise at least the same degree of care with respect to such Evaluation Material that such party exercises with respect to its own confidential information.

                                   ARTICLE V
                             CONDITIONS PRECEDENT

     5.1  Conditions to Each Party's Obligation to Effect the Merger.  The
          ----------------------------------------------------------
respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Shareholder Approval.  This Agreement and the Merger Agreement
              --------------------
shall have been approved and adopted by the affirmative vote of the holders of
(i) a majority of the outstanding shares of Common Stock of Active Design voting as a class and (ii) a majority of the Series A Preferred Stock of Active Design voting as a class. It is intended that the foregoing shareholder approval will be obtained by majority written consent pursuant to Section 603 of the California General Corporation Law concurrent with the execution of the Agreement.

          (b) Approvals.  All authorizations, consents, orders or approvals of,
              ---------
or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained, other than filings and approvals relating to the Merger or affecting Sigma's ownership of Active Design or any of its properties if failure to make such filing or obtain such approval would not be materially adverse to Sigma or Active Design taken as a whole.

          (c) Legal Action.  No temporary restraining order, preliminary
              ------------
injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any Governmental Entity and remain in effect, and no litigation seeking the issuance of such an order or injunction, or seeking the imposition against Sub, the Surviving Corporation or Sigma of substantial damages if the Merger is consummated, shall be pending which, in the good faith judgment of Active Design's or Sigma's Board of Directors (acting upon the written opinion of their respective outside counsel) has a reasonable probability of resulting in such order, injunction or damages. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

          (d) Employment, Non-Competition and Consulting.  Subject to compliance
              ------------------------------------------
with pooling of interests accounting treatment of the Merger, Sigma, Active Design and Dan Chen shall have entered into an intellectual property agreement substantially similar to the form attached hereto as Exhibit I.

          (e) Delivery of Ancillary Agreements.    Subject to compliance with
              --------------------------------
pooling of interests accounting treatment of the Merger, Sigma, Active Design and Sub, as applicable, and any other parties contemplated in the Agreements and Documents listed on the Index of Exhibits attached hereto ("Ancillary Agreements"), shall have entered into the Ancillary Agreements in forms substantially the same as those attached hereto as Exhibits A through H and J in a manner mutually satisfactory to Sigma and Active Design.

     5.2  Conditions of Obligations of Sigma and Sub.  The obligations of
          ------------------------------------------
Sigma and Sub to effect the Merger are subject to the satisfaction of the following conditions, unless waived by Sigma and Sub:

          (a) Representations and Warranties.  The representations and
              ------------------------------
warranties of Active Design set forth in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement, (ii) as of the Shareholders' Meeting Date and (iii) as of the Closing Date, as though made on and as of each such date, except as otherwise contemplated by this Agreement, and Sigma shall have received a certificate signed by the chief executive officer and the chief financial officer of Active Design to such effect on the Closing Date.

          (b) Performance of Obligations of Active Design.  Active Design shall
              -------------------------------------------
have performed in all material respects all obligations and covenants required to be performed by it under this Agreement and the Merger Agreement prior to the Closing Date, including, but not limited to, the execution of (i) Shareholder Agreements pursuant to Section 4.1(e) of this Agreement, (ii) Affiliates Agreements pursuant to Section 4.1(f) of this Agreement and (iii) Statements of Beneficial Ownership pursuant to Section 4.1(g) of this Agreement. Sigma shall have received a certificate signed by the chief executive officer and the chief financial officer of Active Design to such effect.

          (c) Dissenters.  Holders of not more than 5% of the outstanding shares
              ----------
of Active Design Capital Stock shall have exercised, or shall continue to have the right to exercise, dissenters' rights as described in Section 2.1(d), with respect to the transactions contemplated by this Agreement.

          (d) Opinion of Accountants.  Sigma shall have received an opinion of
              ----------------------
Deloitte & Touche LLP, independent auditors, acceptable to Sigma, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement.

     5.3  Conditions of Obligation of Active Design.  The obligation of
          -----------------------------------------
Active Design to effect the Merger is subject to the satisfaction of the following conditions unless waived by Active Design:

          (a) Representations and Warranties.  The representations and
              ------------------------------
warranties of Sigma and Sub set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of each such date, except as otherwise contemplated by this Agreement, and Active Design shall have received a certificate signed by the chief executive officer and the chief financial officer of Sigma to such effect.

          (b) Performance of Obligations of Sigma and Sub.  Sigma and Sub shall
              -------------------------------------------
have performed in all material respects all obligations and covenants required to be performed by them under this Agreement and the Merger Agreement prior to the Closing Date, and Active Design shall have received a certificate signed by the chief executive officer and the chief financial officer of Sigma to such effect.

                                  ARTICLE VI

                                  TERMINATION

     6.1 This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the shareholders of Active Design:

          (a) by mutual agreement of Sigma, Sub and Active Design;

          (b) by Sigma, if there has been a breach by Active Design of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Active Design which is material and which Active Design fails to cure within ten days after notice thereof is given by Sigma (except that no cure period shall be provided for a breach by Active Design which by its nature cannot be cured);

          (c) by Active Design, if there has been a breach by Sigma of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Sigma which is material and which Sigma fails to cure within ten days after notice thereof is given by Active Design (except that no cure period shall be provided for a breach by Sigma which by its nature cannot be cured);

          (d) by Sigma or Active Design, if the Merger shall not have been consummated on or before June 30, 1996;

          (e) by Sigma or Active Design if the required approval of the shareholders of Active Design contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at the Shareholders' Meeting or at any adjournment thereof, provided that all officers and directors of Active Design vote to approve the Agreement; or

          (f) by Sigma or Active Design if any permanent injunction or other order of a court or other competent authority preventing the Merger shall have become final and nonappealable.

     6.2 This Agreement may be terminated by Sigma if Sigma shall determine, in its sole discretion, that the Product will not perform substantially as represented and discussed between the parties hereto.


                                  ARTICLE VII

                              GENERAL PROVISIONS

     7.1  Nonsurvival of Representations, Warranties and Agreements.  All
          ---------------------------------------------------------
representations, warranties and agreements in this Agreement shall be deemed to be conditions to the Merger and shall not survive the consummation of the Merger, provided, however, that the representations and warranties made in Sections 3.1(b) and 3.1(j) herein shall survive the Merger and continue until the earlier to occur of (i) the first anniversary date of the Effective Time or
(ii) the 1997 Audit Date. Sigma shall have as an available, but not exclusive, remedy in the event such representations and warranties are violated, a right to the shares in the Escrow Pool as provided for in Sections 3.1, 7.2, 7.3, 7.4,
7.5 and 7.6, and as specified in the Escrow Agreement attached hereto as Exhibit B.

     7.2  Agreement to Indemnify.  Upon execution of this agreement, each
          ----------------------
shareholder of Active Design hereby agrees, severally, but not jointly, to indemnify and hold Sigma and its officers, directors and affiliates harmless, against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation (hereinafter individually a "Loss" and collectively "Losses"), incurred by Sigma, its officers, directors, or affiliates (including the Surviving Corporation) directly or indirectly as a result of any inaccuracy or breach of a representation or warranty of Active Design contained in Sections 3.1(b) and(j).

     7.3  Expiration of Indemnification.  The indemnification obligations
          -----------------------------
of the shareholders under Section 7.2 shall terminate on the earlier to occur of
(i) the first anniversary date of the Effective Time or (ii) the 1997 Audit Date, but shall not terminate as to any Loss (or a potential claim by an appropriate party) asserted in good faith prior to such date.

     7.4  Escrow Fund.
          -----------
          (a) As security for the indemnity provided for in Section 7.2 hereof and by virtue of this Agreement and the Merger Agreement the holders of Active Design Capital Stock will be deemed to have received and deposited with the Escrow Agent (as defined below) 101,138 shares of Sigma Common Stock issued to them in the Merger (plus any additional shares as may be issued upon any stock split effected by Sigma after the Closing) ("Escrow Shares"), without any act of any such shareholders. Each such shareholder will contribute shares on a pro rata basis equal to 101,138 shares multiplied by a fraction, the numerator of which is the number of shares of Sigma Common Stock such shareholder is entitled to receive in the Merger pursuant to Section 2.1(b) (excluding therefrom shares of Sigma Common Stock otherwise issuable in respect of Dissenting Shares) and the denominator of which is the total number of shares of Sigma Common Stock all holders of Active Design Capital Stock are entitled to receive in the Merger pursuant to Section 2.1(b) (excluding therefrom shares of Sigma Common Stock otherwise issuable in respect of Dissenting Shares). Such shares will be subject to the Escrow Agreement and will be deposited with Wilson Sonsini Goodrich & Rosati, (or other mutually acceptable institution) as Escrow Agent (the "Escrow Agent"), such deposit to constitute the Escrow Pool to be governed by the terms set forth herein.

          (b) Upon compliance with and subject to the terms hereof, Sigma shall be entitled to indemnity from the Escrow Pool for all Losses incurred by Sigma, its officers, directors or affiliates. Each such indemnity will be allocated among the shareholders in the same proportion as the number of Escrow Shares contributed by the shareholder to the escrow to the total number of all Escrow Shares. Such indemnity shall result in a forfeiture of Escrow Shares as set forth in this Section 7.2. Notwithstanding the foregoing, the maximum exposure of the Active Design shareholders shall not exceed 120% of the value of the Escrow Pool as of the closing date.

     7.5  Closing.  The Escrow Pool shall remain in existence during the
          -------
period of time (the "Escrow Period") between the Effective Time of the Merger and the earlier to occur of: (i) the first anniversary of the Effective Time or
(ii) the 1997 Audit Date.

     7.6  Protection of Escrow Fund.  The Escrow Agent shall hold and
          -------------------------
safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Sigma and shall hold and dispose of the Escrow Pool only in accordance with the terms hereof.

     7.7  Amendment.  This Agreement may be amended by the parties hereto,
          ---------
by action taken by their respective Board of Directors, at any time before or after approval of the Merger by the shareholders of Active Design; provided that following approval of the Merger by the shareholders of Active Design, no amendment shall be made which by law requires the further approval of such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.8  Legends.  The shares of Sigma Common Stock to be issued in the
          -------
Merger shall bear a legend prominently printed thereon which will state that such shares constitute restricted securities under the Securities Act of 1933 and may not be transferred or sold in the absence of a registration under the Act or the availability of an exemption therefrom.

     7.9  Notices.  All notices and other communications hereunder shall be
          -------
in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) or sent by telecopy, confirmation received, to the parties at the following addresses and telecopy numbers (or at such other address or number for a party as shall be specified by like notice):

          (a)  if to Sigma or Sub, to:

               Sigma Designs, Inc.
               46501 Landing Parkway
               Fremont, CA 94538
               Telephone:     (510) 770-0100
               Telecopy:      (510) 770-2640

               with a copy to:

               Wilson Sonsini Goodrich & Rosati
               650 Page Mill Road
               Palo Alto, CA 94304
               Attn:  Tor R. Braham, Esq.
               Telephone:     (415) 493-9300
               Telecopy:      (415) 493-6811

          (b)  if to Active Design, to:


               Active Design Corporation
               1885 Lundy Avenue, Suite 202
               San Jose, California  95131
               Telephone:     (408) 321-8528
               Telecopy:      (408) 321-8527


               with a copy to:

               General Counsel Associates
               1891 Landings Drive
               Mountain View, California  94043
               Telephone:     (415) 428-3900
               Telecopy:      (415) 428-3901

     7.10  Counterparts.  This Agreement may be executed in one or more
           ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     7.11  Entire Agreement.  This Agreement and the documents and
           ----------------
instruments and other agreements among the parties delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and are not intended to confer upon any other person any rights or remedies hereunder except as otherwise expressly provided herein.

     7.12  No Transfer.  This Agreement and the rights and obligations set
           -----------
forth herein may not be transferred or assigned by operation of law or otherwise without the consent of each party hereto.

This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     7.13  Severability.  If any provision of this Agreement, or the
           ------------
application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

     7.14  Other Remedies.  Except as otherwise provided herein, any and
           --------------
all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity on such party, and the exercise of any one remedy will not preclude the exercise of any other.

     7.15  Further Assurances.  Each party agrees to cooperate fully with
           ------------------
the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

     7.16  Absence of Third Party Beneficiary Rights.  No provision of this
           -----------------------------------------
Agreement is intended, nor will be interpreted, to provide to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, employee, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

     7.17  Mutual Drafting.  This Agreement is the joint product of Sigma
           ---------------
and Active Design, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of Sigma and Active Design, and shall not be construed for or against any party hereto.

     7.18  Governing Law.  This Agreement shall be governed in all
           -------------
respects, including validity, interpretation and effect, by the laws of the State of California (without giving effect to its choice of law principles).

          IN WITNESS WHEREOF, Sigma, Sub and Active Design have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                 SIGMA DESIGNS, INC.



                                 By: /s/ Thinh Q. Tran
                                    ----------------------------------------
                                    Thinh Q. Tran
                                    Chief Executive Officer


                                 SIGMA ACQUISITION CORP.



                                 By: /s/ Thinh Q. Tran
                                    ----------------------------------------
                                    Thinh Q. Tran
                                    Chief Executive Officer


                                 ACTIVE DESIGN CORPORATION



                                 By: /s/ Dan Chen
                                    ----------------------------------------
                                    Dan Chen
                                    President